Exhibit 99.1

For Release September 9, 2005—2:00 p.m. PDT                                    Contact: Merlin D. Bingham
                                               (208) 665-2002

METALLINE MINING COMPANY ADDS NEW MEMBER TO BOARD OF DIRECTORS

Coeur d'Alene, ID September 9, 2005 - Metalline Mining Company (OTCBB:MMGG) today announced the appointment of Wesley A. Pomeroy to the Metalline Mining Company Board of Directors, effective September 8, 2005.

The addition of Mr. Pomeroy fills a vacancy on the Company's Board of Directors and brings the total number of Directors serving on the Board to three. Mr. Pomeroy has been appointed to serve a term ending at the annual meeting of shareholders in 2006.

The Board had previously announced in an earlier press release that the number of Directors on the Board had been increased to five. However, it was subsequently determined that such action did not comply with the Company's Bylaws and was therefore not effective.

Merlin Bingham, President of the Company, said "We are very pleased to add Mr. Pomeroy to our Board of Directors. He brings years of geological, mining, and oil and gas experience in addition to his corporate management and financial knowledge, which will greatly benefit the Board of Directors."

Wesley Pomeroy is president of The Joe Dandy Mining Company and a geological consultant and officer of Vortex Petroleum, Inc., a privately held oil company based out of California. He is also a member of various private companies involved in the oil business in Colorado. Mr. Pomeroy has worked for over 28 years in the oil industry, and the Joe Dandy Mining Company has been involved with gold mining in Colorado since 1934. Mr. Pomeroy has a Bachelor of Science in Geology from Colorado State University (1977) and a Masters of Business Administration in Finance from the University of Colorado (1990). He is a member in good standing of the Rocky Mountain Association of Geologists and the American Association of Petroleum Geologists.

About Metalline
Metalline Mining Company is a Nevada corporation with its principal office in Coeur d'Alene, ID. Investors are cautioned that the Company is an exploration stage company and does not currently have any known reserves and cannot be expected to have reserves unless and until a feasibility study is completed for the Sierra Mojada property that shows proven and probable reserves.

Forward-Looking Statements
This news release contains forward-looking statements regarding future events and the Company's future results that are subject to the safe harbors created under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the Company's management. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "continues," "may," variations of such words, and similar expressions, are intended to identify such forward-looking statements. In addition, any statements that refer to projections of the Company's future financial performance, the Company's anticipated growth and potentials in its business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified elsewhere herein and in the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 2005 under "Risk Factors." Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements for any reason.